Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Second Quarter 2012 Financial Results
Monday, July 23, 2012 4:45 pm EDT

Company Meets Quarterly Revenue and EPS Guidance and Completes Merger with Advanced Integration Technologies.

HAYWARD, Calif., July 23, 2012 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the second quarter ended June 29, 2012.

Revenue for the second quarter of 2012 was $101.9 million, a decrease of 7.8% from the first quarter of 2012 and a decrease of 23.8% from the same period a year ago.  Semiconductor revenue was 86.1% of total revenue for the second quarter of 2012 compared to 85.1% in the previous quarter and revenue outside the U.S. accounted for 36.7% of the total revenue for the second quarter of 2012 compared to 32.2% for the previous quarter. Gross margin for the second quarter of 2012 was 14.0%, compared to 14.2% for the previous quarter and 14.2% for the same period a year ago.

The Company recorded net income of $3.9 million, or $0.17 per share in the second quarter of 2012 compared to net income of $4.7 million, or $0.20 per share in the previous quarter, and net income of $7.0 million, or $0.30 per share for the same period a year ago.  The company’s tax rate for the second quarter of 2012 was 20.0%.

Cash at the end of the second quarter of 2012 was $51.1 million, a decrease of $3.6 million from the previous quarter after paying off our line of credit balance of $19.5 million.  Net liquidity was $47.5 million, an increase of $16.5 million from the prior quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer stated: “I am pleased with UCT’s operating performance in the second quarter. Our continued focus on operational improvement and inventory management resulted in a decrease in inventory of $16.5 million which helped contribute to the highest net liquidity in the history of UCT.  Also, on July 3, we announced that UCT completed the merger with Advanced Integration Technologies, which we believe significantly strengthens the value proposition for customers in all of our markets.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “With the combination of Advanced Integration Technologies we expect revenue for the third quarter of 2012 to range between $107 million to $112 million, with earnings per share in the range of $0.10 to $0.14. We are forecasting a tax rate of 32% for the third quarter and a tax rate of 28% for the year.”

Ultra Clean will conduct a conference call today, Monday, July 23, beginning at 1:45 p.m. PDT at 866-297-2991 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 855-859-2056 (domestic) and 404-537-3406 (international). The confirmation number for the live broadcast and replay is 98323838 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," “projection,”  “forecast,” "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to third quarter 2012 revenue and earnings per share and our forecasted tax rate for the third quarter of fiscal 2012 and the full fiscal year 2012. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 30, 2011 and our quarterly report on Form 10-Q for the quarter ended March 30, 2012 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	For the three months ended		For the six months ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Sales	$101,949	$133,741	$212,514	$260,460

Cost of goods sold	87,695	114,748	182,600	223,915

Gross profit	14,254	18,993	29,914	36,545

Operating expenses:
Research and development	1,288	1,437	2,694	3,042
Sales and marketing	1,666	2,018	3,410	4,075
General and administrative	6,384	6,045	12,627	11,748
Total operating expenses	9,338	9,500	18,731	18,865

Income from operations	4,916	9,493	11,183	17,680

Interest and other income (expense), net	(14)	(367)	(119)	(735)

Income before income taxes	4,902	9,126	11,064	16,945

Income tax provision	979	2,168	2,481	4,167

Net income	$3,923	$6,958	$8,583	$12,778

Net income per share:
Basic	$0.17	$0.31	$0.37	$0.57
Diluted	$0.17	$0.30	$0.36	$0.54

Shares used in computing net income per share:

Basic	23,292	22,734	23,289	22,597
Diluted	23,710	23,482	23,893	23,528

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	June 29,	December 30,
ASSETS	2012	2011

Current assets:
Cash and cash equivalents	$51,137	$52,155
Accounts receivable	41,942	41,051
Inventory	44,451	55,473
Other current assets	6,364	5,441
Total current assets	143,894	154,120

Equipment and leasehold improvements, net	8,762	10,009
Purchased intangibles, net	8,987	8,987
Other non-current assets	5,177	5,183
Total assets	$166,820	$178,299

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$2,736	$2,931
Accounts payable	25,797	29,451
Other current liabilities	7,083	4,360
Total current liabilities	35,616	36,742

Bank debt and other long-term liabilities	2,928	24,272
Total liabilities	38,544	61,014

Stockholders' equity
Common stock	108,032	105,501
Accumulated other comprehensive loss	(123)	-
Retained earnings	20,367	11,784
Total stockholders' equity	128,276	117,285
Total liabilities and stockholders' equity	$166,820	$178,299